CELSION      -------------------------------------------------------------------
             CELSION CORPORATION             T 410.290.5390  www.celsion.com
             10220-I, Old Columbia Road      T 800.262.0394  celsion@celsion.com
             Columbia MD 21046-1785          F 410.290.5394




February 1, 2003

Dr. Alan J. Fenn
4 Sherman Bridge Rd
Wayland, MA 01778

RE: Compensation for Consultant work in the Area of Intellectual Properties (IP)

Dear Dr. Fenn:

Celsion Corporation is pleased to issue 50,000 shares of its common stock to your for your efforts in several new IP filings assigned to Celsion Corporation.

Sincerely,

/s/Augustine Y. Cheung

Augustine Y. Cheung
CEO and President